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EXHIBIT 10.2


                                  PRESS RELEASE

                                     SUTURA
                 ~ SIMPLIFYING CLOSURE WITH SURGICAL PRECISION ~

           SUTURA SIGNS MERGER AGREEMENT WITH TECHNOLOGY VISIONS GROUP

         Fountain Valley, CA - November 22, 2004 - Sutura, Inc., (www.suturaus.com) a California-based medical device company, announced today that it has signed an Agreement and Plan of Merger with Technology Visions Group, Inc. of San Marcos, California and will seek approval of the merger by its stockholders. Based upon its review of various factors, the Board of Directors of Sutura determined that it is in the best interest of the company and its' stockholders to approve the Agreement and Plan of Merger with Technology Visions Group, and to withdraw its approval of the merger agreement previously signed with Millenium Holding Group, Inc.

         On July 9, 2004, Sutura, Inc. entered into an Agreement and Plan of Merger with Millenium Holding Group, Inc., a Nevada corporation, which provided for the merger of Sutura with and into Millenium Holding Group if certain closing conditions were met. Recently, it became evident to Sutura that Millenium likely would not be able to comply with certain of the closing conditions specified in the merger agreement within the time frames set forth in that agreement. Additionally, Sutura became concerned as to the level of actual and potential debt and liabilities to which it would be exposed if it were to consummate the merger transaction with Millenium. Sutura had raised its concerns to Millenium on multiple occasions; however, Millenium had not adequately addressed these concerns.

         Technology Visions Group approached Sutura in October, 2004, indicating its interest in a possible merger with Sutura. On November 22, 2004, following several weeks of negotiation, the merger proposal between Sutura and Technology Visions Group was presented to the Board of Directors of Sutura for consideration. The merger proposal with Technology Visions Group contemplates that the Sutura stockholders will hold 95% of the equity of the post-merger company on a fully diluted, as converted basis. The proposal also contemplates that the Board of Directors of the surviving company will consist of Anthony Nobles, Egbert Ratering and Dr. John Crew of Sutura, and James Giansiracusa of Technology Visions Group.

         The Sutura Board carefully evaluated the Technology Visions Group proposal as compared to the merger agreement and related transactions with Millenium Holding Group. As part of its evaluation process, the Board considered the concerns that it had previously raised to Millenium. In particular, the Board noted that it was unlikely that Millenium would be able to satisfy the closing condition requiring it to have at least $15.0 million of equity financing available to the post-merger company. The Board also noted that the proposed merger transaction with Technology Visions Group provided substantially greater value to the Sutura stockholders post-merger than did the Millenium merger transaction. Upon completing its evaluation, the Sutura Board unanimously approved the Technology Visions Group proposal as being in the best interests of Sutura and its stockholders and withdrew its approval of the merger with Millenium Holding Group, Inc.

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         Upon discussing the proposed merger with Technology Visions Group,
Anthony Nobles, CEO and President of Sutura, said "We are very excited about the opportunity to combine with Technology Visions Group and I look forward to working with Jim Giansiracusa as a member of the Board of Directors of the post merger company."

         Egbert Ratering, acting CFO and Head of European Operations for Sutura said, "This transaction is a key step in permitting Sutura to resume its focus on the U.S. and European launch of its next generation SuperStitch(R) product."

         About Sutura, Inc. Sutura(R), Inc. is a medical device company that has developed a line of innovative, minimally invasive vessel closure devices to suture the puncture created in the femoral artery during catheter-based procedures, primarily in the fields of cardiology and radiology. The SuperStitch(R) devices allow physicians to close the femoral puncture site using the catheter sheath introducer to access the femoral artery wound. Sutura believes that its products will allow a physician to more quickly and safely conclude catheter-based procedures and, additionally, allow the patient to become ambulatory sooner than with traditional methods of managing arterial puncture wounds. Sutura has received 510(k) clearance from the FDA to sell its F8 & F6 SuperStitch(R) devices in the United States and has the CE mark permitting sale in Europe. Sutura has also met all of the registration requirements for selling the SuperStich(R) devices in Australia. Sutura's headquarters are in Fountain Valley, California. "Sutura(R)" and "SuperStitch(R)" are registered trademarks.


FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

         Certain statements in this press release may contain projections or "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. The words "aim," "plan," "likely," "believe," "expect," "anticipate," "intend," "estimate," "will," "should," "could," "may," and other expressions that indicate future events and trends identify forward-looking statements. These statements are not guaranties of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what we express or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements.

         Our actual results of operations and future trends may differ materially from our forward-looking statements depending on a variety of factors including the successful combination of the two companies, the ability of Sutura to attract investment capital to support planned expansion of Sutura's U.S. and worldwide marketing efforts, the level of acceptance of the SuperStitch(R) devices by medical providers, the marketplace in general and the success of the proposed marketing plan, and the continued growth of the vessel closure marketplace.


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